Exhibit 10.46

COMPASS MINERALS INTERNATIONAL, INC.

RESTORATION PLAN

(Amended and Restated Effective January 1, 2018)

COMPASS MINERALS INTERNATIONAL, INC.
RESTORATION PLAN
(Amended and Restated Effective January 1, 2018)

COMPASS MINERALS INTERNATIONAL, INC.
RESTORATION PLAN
(Amended and Restated Effective January 1, 2018)
PREAMBLE
Compass Minerals International, Inc. (the “Company”) established the Plan, originally effective as of January 1, 2002, as an unfunded retirement plan for a select group of management or highly compensated employees. The Company has amended and restated the original Plan several times and desires again to amend and restate the Plan effective January 1, 2018.
The purpose of the Plan is to permit eligible participants of the Company to accumulate additional retirement and savings income on a tax deferred basis.
ARTICLE I
DEFINITIONS

As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:
“Account” means one or more of the following accounts, as applicable, for a Participant:

(a)	Employee Deferral Account,

(b)	Employer Match Account,

(c)	Spillover Profit Sharing Account;

(d)	Discretionary Profit Sharing Account, and

(e)	Any other account established and maintained for a Participant as a record of the deferred amounts that may be credited on his or her behalf pursuant to the Plan.
Each Account shall be measured in dollars pursuant to the provisions of the Plan and shall be maintained for bookkeeping purposes only. The Company may establish multiple accounts and sub-accounts to reflect different sources of contribution. Effective January 1, 2016, the Plan shall be administered on a class year basis so that one or more separate Accounts shall be established for each Plan Year.
“Allocation Date” means the last day of any Plan Year or any other day specified by the Committee.
“Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his or her Account that remains undistributed at his or her death. A Participant shall designate a Beneficiary in the manner designated by the Company. The Beneficiary designation may be changed by the Participant at any time, but any such change shall not be effective until the Beneficiary new designation is delivered to and received by the Company. In the event that the Company receives more than one Beneficiary designation from the Participant, the designation bearing the most recent date shall be controlling. In the event there is no valid Beneficiary designation of the Participant in existence at the time of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s spouse (if married) or estate (if unmarried).

“Bonus Deferral Election” means an agreement between a Participant and the Company, under which the Participant agrees to defer a portion of his or her annual bonus.
“Change in Control” means the occurrence of any one of the following events:
(i)    A transaction or series of transactions (other than an offering of the Company’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, or a “person” that, before such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(ii)    the date a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or
(iii)    the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:
(x)    that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(y)    after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this subparagraph as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company before the consummation of the transaction.
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the committee appointed in accordance with Section 8.1 to administer the Plan.
“Company” means Compass Minerals International, Inc. or any successor thereto. Unless the context requires a different meaning, each reference to “Company” shall also mean any subsidiaries or affiliates of Compass Minerals International, Inc. that participates in the Plan with respect to such subsidiary’s or affiliate’s employees.

“Compensation” means the aggregate compensation payable to a Participant by the Company for a Plan Year, including salary, overtime pay, commissions, bonuses and all other items that constitute wages within the meaning of section 3401(a) of the Code or are required to be reported under section 6041(d), 6051(a)(3) or 6052 of the Code; excluding, however, all of the following items (even if includible in gross income): reimbursements or other expense allowances, cash and non-cash fringe benefits, moving expenses, and welfare benefits. Compensation also includes salary deferral contributions under this Plan and any elective deferrals under cash-or-deferred arrangements or cafeteria plans that are not includable in gross income by reason of section 125 or 402(g)(3) of the Code but does not include any other amounts contributed pursuant to, or received under, this Plan or any other plan of deferred compensation. Compensation shall not include any amount included in the taxable income of a Participant in any given year as a result of its distribution pursuant to Article V of this Plan.
“Discretionary Profit Sharing Account” means the separate account, if applicable, established on behalf of a Participant to reflect any Company contributions designated as “discretionary” non-elective contributions. A separate Discretionary Profit Sharing Account shall be established for each Plan Year beginning and after January 1, 2016.
“Eligible Employee” means an employee of the Company who is a member of a select group of management or highly compensated employees and who is designated by the Company for participation in the Plan.
“Employee Deferral Account” means the separate account, if applicable, established on behalf of a Participant to reflect voluntary deferral contributions credited on his or her behalf. A separate Employee Deferral Account shall be established for each Plan Year beginning and after January 1, 2016.
“Employer Match Account” means the separate account, if applicable, established on behalf of a Participant to reflect Company matching contributions credited on his or her behalf. A separate Employer Match Account shall be established for each Plan Year beginning and after January 1, 2016.
“Investment Fund” means one or more of the measurement investment funds designated by the Company for purposes of crediting or debiting hypothetical investment gains and losses to the Accounts of Participants.
“Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1.
“Plan” means the Compass Minerals International, Inc. Restoration Plan, as set forth herein and as from time to time amended.
“Plan Year” means the accounting year of the Plan, which starts on January 1 and ends on December 31.
“Salary Deferral Election” means an agreement between a Participant and the Company, under which the Participant agrees to a deferral of a portion of his or her Compensation, excluding that portion of a Participant’s Compensation eligible for a Bonus Deferral Election.
“Separation from Service” or “Separates from Service” means the Participant’s separation from service (within the meaning of Code Section 409A and regulations issued thereunder) for any reason. For this purpose, a Participant’s employment relationship shall be treated as continuing intact while he or she is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains the right to reemployment under applicable statue or by contract.

“Spillover Profit Sharing Account” means the separate account, if applicable, established on behalf of a Participant to reflect any Company contributions designated as “spillover” non-elective contributions. A separate Spillover Profit Sharing Account may be established for each Plan Year beginning and after January 1, 2016.
“Total Disability” means a Participant’s inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
“Trust” or “Trust Fund” means any trust established to hold amounts set aside by the Company in accordance with Section 3.6.
“Trustee” means the person(s) serving as trustee of the Trust Fund.
“Year of Vesting Service” means each 12-month period of service measured from a Participant’s date of hire.
Rules of Construction

(a)	Governing law. The construction and operation of this Plan are governed by the laws of the State of Kansas.

(b)	Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

(c)	Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d)	Singular and plural. Unless clearly inappropriate, singular items refer also to the plural and vice versa.

(e)
Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE II
PARTICIPATION IN THE PLAN
2.1    Eligibility
Participation in the Plan shall be limited to employees of the Company who (i) qualify for inclusion in a “select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA and (ii) are designated by the Company as being eligible to participate. If the Company determines that a Participant no longer qualifies as being a member of a select group of management or highly compensated employees, the Company shall have the right to prevent the Participant from making future deferral elections and receiving Company contributions effective as of the first day of the Plan Year following the Plan Year in which such determination is made.

2.2    Commencement of Participation
Eligible Employees may elect to participate in the Plan, in the manner designated by and acceptable to the Company, prior to the first day of each Plan Year (or in the case of new enrollees, within 30 days of first becoming eligible to participate).
ARTICLE III
DEFERRAL ACCOUNTS

3.1    Deferral Election
Each Plan Year, a Participant may execute a Salary Deferral Election and/or a Bonus Deferral Election under which he or she may elect to defer any percentage or dollar amount of his or her Compensation. Except as provided in the following paragraph, such elections, if made, shall be made prior to the commencement of the respective Plan Year to which the elections apply (or within 30 days of initial eligibility in the case of a new Participant) and prior to any performance of services for such Plan Year. Any election shall apply solely with respect to Compensation paid for services to be performed after the election.
With respect to a Participant’s annual bonus pay that constitutes “performance-based compensation” within the meaning of section 409A of the Code and the IRS regulations and other guidance, such Participant may make a Bonus Deferral Election no later than the date that is six months before the end of the 12-month performance period with respect to which such annual bonus pay relates. All elections for a given Plan Year shall be written in a manner designated by the Company.
3.2    Company Credits
(a)    Matching Contribution Credits
For each Plan Year, the Company in its discretion may choose to match a portion of the voluntary deferral contributions made by a Participant pursuant to Section 3.1. Any such contribution credits shall be made in such amount and at such times as the Company shall determine its sole discretion and shall be subject to any conditions specified by the Company.
(b)    Non-Elective Contribution Credits
For each Plan Year, the Company in its discretion may choose to make a non-elective contribution on a Participant’s behalf. Any such contribution credits shall be made in such amount and at such times as the Company shall determine its sole discretion and shall be subject to any conditions specified by the Company.
3.3    Account Reflecting Deferred Compensation
The Company shall establish and maintain a separate Account for a Participant which shall reflect the amount of a Participant’s total contributions under this Plan and all credits or charges under Section 3.4 from time to time. The Company may also establish separate sub-Accounts for a Participant reflecting the specific year(s) in which contributions were credited to or charged from the Accounts. All amounts credited or charged to a Participant’s Account hereunder shall be in a manner and form determined within the sole discretion of the Company.

3.4    Credits or Charges
(a)    Annual Earnings or Losses
As of each Allocation Date during a Plan Year, a Participant’s Account shall be credited or debited with earnings or losses approximately equal to the earnings, gain or loss on the Investment Funds indicated as preferred by a Participant for the Plan Year or for the portion of such Plan Year in which the Account is deemed to be invested.
(b)    Balance of Account
As of each Allocation Date, the amount credited to a Participant’s Account shall be the amount credited to his or her Account as of the immediately preceding Allocation Date, plus the Participant’s contribution credits since the immediately preceding Allocation Date, minus any amount that is paid to or on behalf of a Participant pursuant to this Plan subsequent to the immediately preceding Allocation Date, plus or minus any hypothetical investment gains or losses determined pursuant to Section 3.4(a).
3.6    Vesting.

(a)	Employee Deferrals. Each Participant shall be fully (100%) vested at all times in his or her Employee Deferral Account.

(b)
Matching Contributions. A Participant shall be fully (100%) vested at all times in his or her Employer Match Account if (i) the Participant was employed by the Company on December 31, 2017, or (ii) the Participant has two or more Years of Vesting Service. For any Participant hired by the Company after December 31, 2017, the Participant will become vested in his or her Employer Match Account in accordance with the following vesting schedule:

Years of Vesting Service	Vested Percentage
Less than 2	0%
2 or more	100%

(c)	Spillover Profit Sharing Contributions. Each Participant shall vest in his or her Spillover Profit Sharing Account in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

(d)
Discretionary Profit Sharing Contributions. Each Participant shall be fully (100%) vested at all times in the portion of his or her Discretionary Profit Sharing Account attributable to 2015 and earlier years. The portion of a Participant’s Discretionary Profit Sharing Account attributable to 2016 and later years shall vest in accordance with the following schedule based on the Participant’s Years of Vesting Service with the Company from the Participant’s date of hire:

Years of Vesting Service	Vested Percentage
Less than 1	0%
1 but less than 2	20%
2 but less than 3	40%
3 but less than 4	60%
4 but less than 5	80%
5 or more	100%

(e)
Accelerated Vesting. Notwithstanding the above, a Participant shall be fully (100%) vested in his or her Employer Match Account, Spillover Profit Sharing Account and Discretionary Profit Sharing Account upon a Change in Control of the Company or if he or she retires from the Company on or after attaining age 65, dies while employed by the Company, or Separates from Service due to Total Disability.

3.7    Credits to Trust Fund
The Company may establish a Trust Fund and make credits to it corresponding to any or all amounts credited under this Article III.
3.8    Status of the Trust Fund
Notwithstanding any other provision of this Plan, any assets of the Trust Fund shall remain the property of the Company and shall be subject to the claims of its creditors in accordance with the terms of the Trust. No Participant (or Beneficiary) has any priority claim on Trust assets, if any, or any security interest or other right in or to them superior to the rights of general creditors of the Company.
ARTICLE IV
APPROVED INVESTMENT FUNDS

4.1    Preference
Each Participant may from time to time indicate to the Company, in the manner designated by the Company, a preference that monies in his or her Account be invested by the Company in one or more Investment Funds. The Company shall not be obligated to follow a Participant’s expressed preference.
4.2    Identity of Funds; Notification
The Company shall identify the names of those funds which are Investment Funds and in which the Company will consider investing the monies credited to an Account.

4.3    Switch of Funds
Subject to any limitations established by the Company, a Participant may indicate to the Company, in the manner designed by the Company, that he or she prefers to switch all or a portion of monies in his or her Account from one Investment Fund to another. Any switch to a different Investment Fund in accordance with this Section 4.3 shall take effect as of a date determined by the Company.
4.4    Investment in Other Funds
(a)    Participant
A Participant may not indicate a preference that monies in his or her Account be invested by the Company in any fund other than one or more Investment Funds.
(b)    Company
Notwithstanding the preceding Sections of this Article IV or any other provision in this Plan to the contrary, the Company shall have the sole discretion to invest the monies in the Account of any Participant in any funds it may choose and shall not have a duty to notify such Participant of the identity of such funds. Thereafter, the credits or charges to an Account shall be determined using earnings, gains or losses equivalent to the hypothetical rate of earnings, gains or losses which such Account would have experienced had the Account been invested in the Investment Fund designated by the Participant, based on the Participant’s most current investment preference in accordance with Section 4.1.
ARTICLE V
DISTRIBUTION OF ACCOUNTS

5.1    Distribution of Pre-2016 Accounts
Payment of that portion of a Participant’s Accounts attributable to amounts credited in 2015 and earlier years (each a “Pre-2016 Account” and collectively, the “Pre-2016 Accounts”) shall be made or commence within 30 days following the date the Participant incurs a Separation from Service. A Participant shall not be entitled to a distribution of his or her Pre-2016 Accounts prior to Separation from Service (except as provided below upon a Change in Control of the Company).
Notwithstanding the foregoing or any provision of this Plan to the contrary, in the case of a Participant who is a “specified employee” within the meaning of Code Section 409A, payment of such Participant’s Pre-2016 Accounts due to Separation from Service shall not be made (or commence) before the date which is six months after the date of his or her Separation from Service or, if earlier, the date of death of such Participant.
As part of a Participant’s initial Salary Deferral Election, such Participant was required to make an irrevocable election to receive payment of the total amount of his or her Pre-2016 Accounts in one of the following forms:
(a)    lump sum payment; or
(b)     5 year annual installments.

If a Participant failed to elect a form of distribution, payment shall be made in the form of a lump sum payment. To the extent applicable, installment payments shall be calculated by dividing the Participant’s Pre-2016 Account balances immediately prior to the distribution by the total number of remaining installments to be made. The initial installment payment shall be made within 30 days following the date the Participant incurs a Separation from Service and each subsequent installment payment shall be made on each subsequent anniversary date.
Notwithstanding any provision in this Plan to the contrary, upon a Change in Control of the Company, a Participant’s Pre-2016 Account shall be paid in a single lump sum within 30 days following such Change in Control, if the Participant made a prior election to have his or her Pre-2016 Account paid at such time and in such manner.

5.2	Distribution of Post-2015 Accounts

(a)	Employee Deferral Accounts
For Plan Years beginning on and after January 1, 2016, a Participant may elect to receive payment of that portion of the Participant’s Accounts attributable to amounts credited in 2016 and later years (each a “Post-2015 Account” and collectively, the “Post-2015 Accounts”) and relating to his or her Employee Deferral Account balance for such Plan Year(s) as follows:

(1)	A lump sum following the Participant’s Separation from Service (the default form);

(2)	A lump sum on a specified payment date;

(3)	A lump sum upon the earlier of: (a) the Participant’s Separation from Service or (b) a specified payment date;

(4)	Annual installments over a period not exceeding ten years, with the first installment commencing upon the Participant’s Separation from Service; or

(5)	Annual installments over a period not exceeding ten years, with the first installment commencing on a specified payment date.
A different payment election may be made with respect to each Employee Deferral Account established for each Plan Year. All payments will be made or commence within 60 days of the applicable payment date elected by the Participant, subject to Section 5.02(d) below. If a Participant fails to make an election, payment shall be made in the default form and time of payment identified above.

(b)	Employer Match and Profit Sharing Accounts
For Plan Years beginning and after January 1, 2016, a Participant may elect to receive payment from that portion of his or her Post-2015 Employer Match Account and Post-2015 Profit Sharing Account balance attributable to each applicable post-2015 Plan Year as follows:

(1)	A lump sum following the Participant’s Separation from Service (the default form); or

(2)	Annual installments over a period not exceeding ten years, with the first installment commencing upon the Participant’s Separation from Service.

A different payment election may be made with respect to each Employer Match Account and Profit Sharing Account established for each Plan Year. All payments will be made or commence within 60 days of the applicable payment date, subject to Section 5.02(d) below. If a Participant fails to make an election, payment shall be made in the default form and time of payment identified above.

(c)	Change in Control
Notwithstanding any provision in this Plan to the contrary, a Participant may elect to receive accelerated payment of any Post-2015 Account in a single lump sum within 30 days following a Change in Control of the Company. If a Participant fails to make a Change in Control payment election, then payment shall be made in accordance with Section 5.2(a) and 5.2(b), as applicable.

(d)	Delayed Payment for Specified Employees
Notwithstanding the preceding provisions of this Section 5.2, if a Participant is a “specified employee” within the meaning of Code Section 409A, payment of such Participant’s benefit due to Separation from Service shall not be made (or commence) before the date which is six months after the date of his or her Separation from Service or, if earlier, the date of death of such Participant.

5.3	Payment of Small Benefits.
Notwithstanding any other provision in this Plan to the contrary, if the aggregate Account balances of a Participant at the time of his or her Separation from Service does not exceed the dollar limit in effect under Section 402(g)(1) of the Code applicable to section 401(k) plans, then the Participant’s entire benefit shall be paid in a single lump sum following the Participant’s Separation from Service; provided that if a Participant is a “specified employee” within the meaning of Code Section 409A, payment of such Participant’s benefit due to Separation from Service shall not be made (or commence) before the date which is six months after the date of his or her Separation from Service or, if earlier, the date of death of such Participant.
5.4    Amount Distributed
The amount distributed to a Participant pursuant to this Article V shall be determined as of the most recent Allocation Date preceding the date of distribution.
5.5    Distribution Upon Death
If a Participant dies before commencing the payment of his or her Accounts, the unpaid Account balance shall be paid to a Participant’s designated Beneficiary. Payment to such designated Beneficiary shall be paid within 60 days after the Participant’s death. Distribution shall be made in a lump sum distribution to the designated Beneficiary. If a valid Beneficiary does not exist, then a lump sum distribution payment shall be made to the Participant’s spouse (if married) or estate (if unmarried).
If a Participant dies before receiving the total amount of his or her Accounts, but has commenced payments, the remaining balance of the Participant’s Accounts shall be paid in a single lump sum to the Participant’s designated Beneficiary within 60 days after the Participant’s death. If a valid Beneficiary does not exist, then a lump sum distribution payment shall be made to the Participant’s spouse (if married) or estate (if unmarried).

5.6    Modification of Payment Elections

Notwithstanding any provision in this Plan to the contrary and subject to the sole discretion of the Committee which may or may not be exercised on a uniform basis among all Participants, a Participant may elect to modify the timing or form of his or her distribution of benefits under the Plan subject to the terms and conditions established by the Committee. To the extent authorized by the Committee, any subsequent election shall be made in conformance with Section 409A of the Code and the guidance issued by the Department of the Treasury with respect to the application of Section 409A. A subsequent election to delay the timing of distribution or to change the form of distribution shall be effective only if the following conditions are met:

(i)	an election related to a distribution to be made upon a specified time or pursuant to a fixed schedule may not be made less than 12 months before the date of the first scheduled payment,

(ii)	the election shall not take effect until at least 12 months after the date on which the election is made, and

(iii)
except in the case of elections relating to distributions on account of death or disability, the additional deferral with respect to which such election is made is for a period of not less than five years from the date such payment would otherwise have been made.

ARTICLE VI
NON-ASSIGNABILITY

6.1    Non-Assignability
Neither a Participant nor any Beneficiary of a Participant shall have any right to commute, sell, assign, pledge, transfer or otherwise convey the right to receive his or her Account until his or her Account is actually distributed to a Participant or his or her Beneficiary. The portion of the Account which has not been distributed shall not be subject to attachment, garnishment or execution for the payment of any debts, judgments, alimony or separate maintenance and shall not be transferable by operation of law in the event of bankruptcy or insolvency of a Participant or a Participant’s Beneficiary.
ARTICLE VII
AMENDMENT OR TERMINATION OF THE PLAN
7.1    Company’s Right to Amend Plan
The Company, by action of its Board of Directors or authorized committee, may, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan or may terminate it as a whole or with respect to any Participant or group of Participants. Any such amendment is binding upon all Participants and their Beneficiaries, the Trustee, the Committee and all other parties in interest.
7.2    Distribution of Plan Benefits Upon Termination
Upon the full termination of the Plan, the Committee shall direct the distribution of the benefits of the Plan to the Participants in a manner that is consistent with Section 409A of the Code and the regulations issued thereunder.

7.3    When Amendments Take Effect
A resolution amending or terminating the Plan becomes effective as of the date specified therein.
7.4    Restriction on Retroactive Amendments
No amendment may be made that retroactively deprives a Participant of any benefit accrued before the date of the amendment.
ARTICLE VIII
PLAN ADMINISTRATION
8.1    The Administrative Committee
The Plan shall be administered by the Compass Minerals International, Inc. Investment/Benefits Committee in accordance with the Committee’s Charter. The Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan.
8.2    Powers of the Committee
In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan, the Committee’s Charter or by law, the following powers:

(a)	to determine all questions relating to eligibility to participate in the Plan;

(b)	to compute and certify to the Trustee or other appropriate party the amount and kind of distributions payable to Participants and their Beneficiaries;

(c)	to maintain all records necessary for the administration of the Plan that are not maintained by the Company, record keeper or any Trustee;

(d)	to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan as are not inconsistent with the terms thereof;

(e)	to establish and modify the method of accounting for the Plan or any Trust;

(f)	to delegate to Company personnel the Committee’s duties and authority relating to the day-to-day operations of the Plan;

(g)	to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(h)	to perform any other acts necessary and proper for the administration of the Plan, except those that are to be performed by the record keeper or Trustee, if any.

8.3    Indemnification
(a)    Indemnification of Members of the Committee by the Company
The Company agrees to indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her action or failure to act in such capacity, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee may be entitled.
(b)    Liabilities for Which Members of the Committee are Indemnified
Liabilities and expenses against which a member of the Committee is indemnified hereunder include, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.
(c)    Company’s Right to Settle Claims
The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee when such settlement appears to be in the best interests of the Company.
8.4    Claims Procedure
A Participant or Beneficiary or other person who feels he or she is being denied any benefit or right provided under the Plan (hereinafter referred to as “Claimant”) may file a written claim with the Committee or its delegate setting forth his or her claim. Any such claim shall be signed by the Claimant and shall be considered filed on the date the claim is received by the Company or prescribed addressee. The claim must be addressed as prescribed by the Company. If a Participant shall fail to file a request for review in accordance with the procedures described herein, such Participant shall have no right to review and shall have no right to bring action in any court and the denial of the claim shall become final and binding on all persons for all purposes.

(a)	Committee Action
The Committee or its delegate shall, within 90 days after its receipt of such claim make its determination. However, in the event that special circumstances require an extension of time for processing the claim, the Committee or its delegate shall provide such Claimant with its determination not later than 180 days after receipt of the Claimant’s claim, but, in such event, the Committee or its delegate shall furnish the Claimant, within 90 days after its receipt of such claim, written notification of the extension explaining the circumstances requiring such extension and the date that it is anticipated that such written statement will be furnished.
In the event the claim is denied, the Committee or its delegate shall provide such Claimant a written statement of the Adverse Benefit Determination, as defined in Subsection (d) below. The notice of Adverse Benefit Determination shall be delivered or mailed to the Claimant by certified or registered mail to his or her last known address, which statement shall contain the following:

(1)	the specific reason or reasons for Adverse Benefit Determination;

(2)	a reference to the specific provisions of the Plan upon which the Adverse Benefit Determination is based;

(3)	a description of any additional material or information that is necessary for the Claimant to perfect the claim;

(4)	an explanation of why that material or information is necessary; and

(5)
an explanation of the review procedure provided below, including applicable time limits and a notice of a Claimant’s rights to bring a legal action under ERISA after an Adverse Benefit Determination on appeal.

(b)    Procedures for Appealing an Adverse Benefit Determination
Within 60 days after receipt of a notice of an Adverse Benefit Determination as provided above, if the Claimant disagrees with the Adverse Benefit Determination, the Claimant, or his or her authorized representative, may request, in writing, that the Committee or its delegate review his or her claim and may request to appear before the Committee or its delegate for such review. If the Claimant does not request a review of the Adverse Benefit Determination within such 60 day period, he or she shall be barred and estopped from appealing the Committee’s or its delegate’s Adverse Benefit Determination. The appeal shall be filed with the Committee or prescribed addressee at the address prescribed by the Company, and it shall be considered filed on the date it is received by the prescribed addressee. In deciding any appeal, the Committee or its delegate shall act in its capacity as a named Fiduciary.
The Claimant shall have the rights to:

(1)	submit written comments, documents, records and other information relating to the claim for benefits;

(2)
request, free of charge, reasonable access to, and copies of all documents, records and other information relevant to his or her claim for benefits. For this purpose, a document, record, or other information is treated as “relevant” to the Claimant’s claim if it: (a) was submitted, considered, or granted in the course of making the benefit determination, regardless of whether such document, record or other information was relied on in making the benefit determination; or (b) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination; and a review that takes into account comments, documents, records, and other information submitted by the Claimant relating to the claim, regardless of whether such information was submitted or considered in the initial benefit determination.

(c)    Response on Appeal
Within 60 days after receipt by the Committee or its delegate of a written application for review of a Claimant’s claim, the Committee or its delegate shall notify the Claimant of its decision by delivery or by certified or registered mail to his or her last known address; provided, however, in the event that special circumstances require an extension of time for processing such application, the Committee or its delegate shall so notify the Claimant of its decision not later than 120 days after receipt of such application.

In the event the Committee’s or its delegate’s decision on appeal is adverse to the Claimant, the Committee or its delegate shall issue a written notice of an Adverse Benefit Determination on Appeal that will contain all of the following information, in a manner calculated to be understood by the Claimant:

(1)	the specific reason(s) for the Adverse Benefit Determination on Appeal;

(2)	reference to specific plan provisions on which the benefit determination is based;

(3)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures, as well as a statement of the Claimant’s right to bring an action under ERISA Section 502(a).

(d)    Definition
As used herein, the term “Adverse Benefit Determination” shall mean a determination that results in any of the following: the denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of the Claimant’s eligibility to participate in the Plan.
8.5    Expenses
The members of the Committee serve without compensation for services as such. All expenses of the Committee are paid by the Company.
8.6    Conclusiveness of Action
Any action on matters within the discretion of the Committee will be conclusive, final and binding upon all Participants and upon all persons claiming any rights under the Plan, including Beneficiaries.
ARTICLE IX
MISCELLANEOUS
9.1    Plan Not a Contract of Employment
The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained gives any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.
9.2    No Rights Under Plan Except as Set Forth Herein
Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulations in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.
9.3    Rules
The Company shall have full and complete discretionary authority to construe and interpret provisions of the Plan. The Company may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions shall be uniformly applied to all Participants in similar circumstances.

9.4    Other Benefit Plans
Deferred compensation under this Plan shall not be deemed to be compensation for purposes of determining a Participant’s benefit or credit under any plan of the Company qualified under Code § 401(a), or any life insurance plan or disability plan established or maintained by the Company except to the extent specifically provided in such other plan.
9.5    Withholding of Taxes
The Company shall cause taxes to be withheld from an Account distributed hereunder as required by law.
9.6    Severability
If any provision of this Plan is determined to be invalid or illegal, the remaining provisions shall be effective and shall be interpreted as if the invalid or illegal provision did not exist, unless the illegal or invalid provision is of such materiality that its omission defeats the purposes of the parties in entering into this Plan.
9.7    Section 409A of the Code.
The Company intends that the Plan comply with the requirements of Section 409A of the Code and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Participant for any failure to comply with Section 409A of the Code.
This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A of the Code, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.
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SIGNATURE PAGE
Compass Minerals International, Inc. hereby amends and restates this Plan effective as of January 1, 2018.
COMPASS MINERALS INTERNATIONAL, INC.

By: /s/ Steven N. Berger
Name: Steven N. Berger
Title: Senior Vice President, Corporate Services